Exhibit 99.1

JDS UNIPHASE CORPORATION PRICES $400 MILLION OF
ZERO COUPON SENIOR CONVERTIBLE NOTES DUE 2010

San Jose, California – October 27, 2003 – JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU) today announced the pricing of $400 million aggregate principal amount of Zero Coupon Senior Convertible Notes due 2010, which are being issued in a private offering. The notes were offered to qualified institutional buyers at 100 percent of their principal amount. The sale of the notes is expected to close October 31, 2003. The initial purchasers of the notes have an over-allotment option to purchase up to an additional $75 million in aggregate principal amount of the notes.

The notes will not bear interest, have a zero yield-to-maturity, and will be convertible into the Company’s common stock at a conversion price of $4.94 per share, subject to customary anti-dilution adjustments. This represents a 38 percent conversion premium based on the closing bid price of $3.58 of the Company’s common stock on October 27, 2003. Each $1,000 principal amount will initially be convertible into 202.4291 shares of the Company’s common stock upon the satisfaction of certain conditions. Therefore, the notes are convertible in the aggregate into approximately 81 million shares of common stock or approximately 96.2 million shares of common stock if the initial purchasers exercise their option to purchase additional notes. The Company has the right to redeem the notes beginning November 15, 2008. Holders of the notes may require the Company to repurchase the notes on November 15, 2008. The Company intends to use the net proceeds of the offering for general corporate purposes, including internal research and development programs, general working capital and possible future acquisitions and strategic investments.

The Company agreed to sell the notes in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

Contact Information:

Investors: Ronald C. Foster, Chief Financial Officer, 408-546-5000

Press: Gerald Gottheil, Director of Corporate Communications, 408-546-4400

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